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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Corillian Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Corillian Corporation of our report dated January 31, 2003 relating to the consolidated balance sheets of Corillian Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K for Corillian Corporation.

                                        /s/ KPMG LLP

Portland, Oregon
December 22, 2003